Exhibit 99

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS COMPLETES STRONG 2010;

REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

FAIRLAWN, OHIO, January 18, 2011 –

•

For the fourth quarter ended November 30, 2010, Adjusted Net Income was $8.2 million, compared to $11.5 million in the fourth quarter of 2009. Fourth quarter 2010 Net Income was $81.5 million, compared to $11.1 million in the fourth quarter of 2009.

•

Fourth quarter 2010 Adjusted Diluted Earnings Per Share was $0.18 compared to $0.26 in the fourth quarter of 2009. Fourth quarter 2010 Diluted Earnings Per Share was $1.80, compared to $0.25 in the fourth quarter of 2009.

•

Led by record segment operating profit in Performance Chemicals, 2010 Adjusted Diluted Earnings Per Share for the full year was $0.88 compared to $0.65 in 2009. Full year 2010 Diluted Earnings Per Share was $2.40 compared to $0.59 in 2009.

•	During its fiscal 2011 first quarter, the Company completed the acquisition of Eliokem International, a global specialty chemicals manufacturer.

•

Fourth quarter and full year Adjusted Net Income and Adjusted Diluted Earnings Per Share reflect the impact of several unusual items including income from the reversal of a tax valuation allowance, acquisition expenses related to the Eliokem transaction, and other segment operating adjustments as detailed in the accompanying “Non-GAAP and Other Financial Measures” tables of this release.

OMNOVA Solutions Inc. (NYSE: OMN) today announced Net Income of $81.5 million, or $1.80 Diluted Earnings Per Share, for the fourth quarter ended November 30, 2010. This

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compares to Net Income of $11.1 million, or Diluted Earnings Per Share of $0.25 for the fourth quarter of 2009. Included in the fourth quarter of 2010 were a number of unusual items which included non-cash income of $90.5 million, or $2.01 per share, primarily due to the reversal of a tax valuation allowance of $98.2 million; expenses of $13.7 million, or $(0.30) per share, related to the acquisition of Eliokem; and other unusual items totaling $3.5 million, or $(0.09) per share as detailed in the accompanying “Non-GAAP and Other Financial Measures” tables of this release. Excluding these items, Adjusted Net Income for the fourth quarter of 2010 was $8.2 million, or Adjusted Diluted Earnings Per Share of $0.18.

“Our fourth quarter marks the end of a very successful year for OMNOVA Solutions. The Company’s Performance Chemicals segment closed the year with record segment operating profit. This was partially offset by weaker results in our Decorative Products segment, which was impacted by rapidly rising raw material costs and continued weak demand in certain product lines. Cash flow was strong for the quarter and the year, and improvements in our balance sheet were instrumental in providing the financial flexibility to complete the Eliokem acquisition early in our fiscal 2011 first quarter. While challenges remain, we have made significant progress on many fronts, including the introduction of numerous innovative products, penetration into new, adjacent markets, the accelerated globalization of our business, and aggressive productivity gains and cost reductions,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer.

“For the second consecutive year, OMNOVA Solutions generated significant year-over-year improvement in Adjusted Diluted Earnings Per Share. We achieved this improvement despite record raw material inflation in 2010 of almost $97 million and continued end-market weakness in our carpet chemicals and commercial wallcovering product lines. Full year Adjusted Net Income was $39.5 million, or an increase of 36% versus 2009, and full-year Adjusted Diluted Earnings Per Share was $0.88, or an increase of 35%, compared to $0.65 a year ago,” McMullen added.

“As we look to 2011, we are focused on continuing the positive trend in Performance Chemicals, successfully integrating the Eliokem acquisition and generating improved operating results in our Decorative Products segment,” said McMullen.

Consolidated Results for the Quarter Ending November 30, 2010 – Net sales increased $19.2 million, or 10.2%, to $208.0 million for the fourth quarter of 2010, compared to $188.8 million for the fourth quarter of 2009. The fourth quarter increase in net sales was primarily the result of improved volumes of $4.0 million and higher selling prices of $14.6 million. Raw material costs increased by $18.2 million in the fourth quarter of 2010 compared to a year ago. Gross profit declined to $34.8 million, with margins of 16.7%, in the fourth quarter of 2010, compared to $44.0 million and margins of 23.3% in the fourth quarter of 2009. The decline in gross profit margin percentage was due to raw material inflation exceeding pricing in the

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Decorative Products segment, the effect of Performance Chemicals index pricing, in which higher raw material costs are passed to customers with no gross margin benefit and changes in product mix. Also reducing gross profit in the fourth quarter of 2010 were charges of $3.3 million for net retirement benefit plan curtailments and Columbus, Mississippi strike-related costs of $0.4 million.

Selling, general and administrative expenses in the fourth quarter of 2010 declined to $25.1 million, or 12.1% of sales, compared to $25.6 million, or 13.6% of sales, in the fourth quarter of 2009. Despite rising volumes, selling, general and administrative expenses decreased due to the Company’s focused ongoing efforts to control costs.

Interest expense in the fourth quarter of 2010 was $3.1 million, an increase of $1.2 million from the fourth quarter of 2009. In anticipation of the Eliokem acquisition, the Company issued $250 million of 7.875% Senior Notes on November 3, 2010 and, as a result, incurred $1.6 million of interest expense in the quarter. The proceeds from the Senior Notes were held in escrow until December 9, 2010, when they were released to partially fund the Eliokem acquisition.

Other expense totaled $8.3 million for the fourth quarter. This was comprised of acquisition-related expenses of $9.2 million for a foreign exchange currency collar hedge for the Eliokem acquisition, partially offset by $0.9 million of other income.

The Company recognized non-cash income of $90.5 million in the fourth quarter of 2010, primarily as a result of the reversal of $98.2 million of the Company’s United States deferred income tax valuation allowance, partially offset by additional income tax expense of $7.7 million. Prior to 2010, valuation allowances had been provided for deferred income tax assets in the U.S. as a result of the Company’s history of prior losses and the uncertainty of predicting future taxable earnings. The Company determined in the fourth quarter of 2010 that it was more likely than not to realize the future benefits of its net operating loss carryforwards due to the improved profitability and outlook. As a result, the Company reversed a significant portion of its tax valuation allowance. Beginning in 2011, the reversal of this valuation allowance is expected to result in significantly higher book income tax expense. However, the Company has $118.9 million of domestic federal net operating loss carryforwards, and $3.5 million of state and local tax net operating loss carryforwards with expiration dates between 2021 and 2030, which are expected to minimize domestic cash tax payments over the next three to five years.

The Company’s net debt (total debt less cash) was $65.5 million at November 30, 2010, an improvement of $19.2 million during the quarter, due to continued strong cash flow from operations. Debt of $394.2 million was comprised of the $250.0 million of 7.875% Senior Notes for the Eliokem acquisition, a term loan facility with $140.9 million outstanding and $3.3 million of foreign borrowings. Cash, cash equivalents, and restricted cash totaled $328.7 million on

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November 30, 2010, compared to $41.5 million a year ago, and included escrowed amounts from the Senior Note issuance and related interest and fees of $253.1 million. There were no outstanding borrowings under the Company’s revolving asset-based credit facility and the available borrowing capacity was $65.2 million.

Consolidated Results for the Year Ending November 30, 2010 – Net sales increased $149.8 million or 21.5%, to $846.2 million, compared to $696.4 million in 2009. The increase was driven by price increases of $89.6 million, higher volumes of $56.2 million, or 8.0%, and favorable foreign currency translation effects of $4.0 million.

Cost of goods sold for 2010 was $684.8 million, an increase of $148.1 million versus 2009. The increase was driven primarily by $96.8 million of higher raw material costs and the higher volumes. Gross profit increased to $161.4 million, with margins of 19.1%, compared to $159.7 million and margins of 22.9% in 2009. While margin dollars increased, margin percentages declined due to the impact of Performance Chemicals index pricing, in which raw material costs are passed to the customer without margin benefit, raw material costs exceeding new pricing in Decorative Products, and changes in product mix. Also reducing gross profit in 2010 were charges of $3.3 million related to the strike and $3.3 million of net retirement benefit plan curtailments. Selling, general and administrative costs decreased $0.3 million to $99.6 million, primarily from cost reduction initiatives.

Interest expense increased $0.6 million, to $8.7 million. Higher interest expense of $1.6 million was related to the incremental borrowing of $250 million in Senior Notes on November 3, 2010, for the Eliokem acquisition. This was partially offset by lower average debt prior to the Senior Note issuance.

Net Income for 2010 was $107.9 million, or Diluted Earnings Per Share of $2.40. The 2010 results include the impact of several unusual items including $90.5 million of non-cash income primarily related to the reversal of a tax valuation allowance, a gain of $9.7 million related to the dissolution of the RohmNova paper chemical joint venture; asset impairment charges of $6.2 million; Eliokem acquisition-related expenses of $16.3 million; and strike-related costs of $5.5 million. Excluding these items, Adjusted Net Income in 2010 was $39.5 million, or Adjusted Diluted Earnings Per Share of $0.88. Net Income for 2009 was $26.2 million, or Diluted Earnings Per Share of $0.59. Included in the 2009 results are restructuring, severance, asset impairment and other charges of $2.8 million. Excluding these items, 2009 Adjusted Net Income was $29.0 million and Adjusted Diluted Earnings Per Share was $0.65.

Performance Chemicals – Net sales during the fourth quarter of 2010 increased 18.4%, to $131.2 million, compared to $110.8 million in the fourth quarter of 2009. The

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improvement was driven primarily by volume increases of $9.5 million, or 8.6%, and higher selling prices of $11.3 million, or 10.2%. Segment Operating Profit was a record $17.6 million for the fourth quarter of 2010 compared to $14.0 million in the fourth quarter of 2009, an increase of $3.6 million. The improvement in the fourth quarter, as compared to the prior year, was driven by higher volumes, selling price increases, and reduced operating costs which were partially offset by higher raw material costs of $11.2 million.

During the quarter, specialty and paper market volumes increased over 10% compared to a year ago, while carpet volumes remained weak and were down year-over-year. The Company’s industry-leading technology led to new business wins in most of its markets.

For the full year, Performance Chemicals segment sales were a record $527.9 million, an increase of $131.1 million, or 33.0%, compared to $396.8 million in 2009. The sales increase was driven primarily by higher selling prices of $85.3 million and volume increases of $45.8 million, or 11.5%. Raw material costs increased $83.5 million during 2010. Segment Operating Profit in 2010 was $73.3 million, with margins of 13.9%, compared to $48.0 million and margins of 12.1% in 2009. Segment Operating Profit in 2010 improved primarily due to higher volumes, strong cost controls and a gain of $9.7 million related to the dissolution of the RohmNova paper chemicals joint venture in May.

Eliokem Acquisition – On December 9, 2010, during its fiscal 2011 first quarter, the Company completed the acquisition of Eliokem, a global specialty chemicals manufacturer with sales of $288 million and adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) of approximately $50.9 million for the twelve months ended November 30, 2010. The Company paid approximately $300 million for Eliokem. Eliokem, which will be integrated into the Company’s Performance Chemicals segment, produces coating resins, elastomeric modifiers, antioxidants, rubber reinforcing resins, oil and gas drilling chemicals, and latices for specialty applications. It has manufacturing sites in Le Havre, France; Caojing and Ningbo, China; Valia, India; and Akron (Ohio), USA. Eliokem also has regional sales offices in Akron, Singapore, Shanghai and Mumbai and employs approximately 630 people worldwide. This acquisition transforms OMNOVA Solutions into a much larger, more diverse specialty chemical and functional surfaces company with significantly enhanced global capability, enabling the Company to grow in existing markets and penetrate new adjacent markets.

Decorative Products – Net sales were $76.8 million during the fourth quarter of 2010, a decrease of $1.2 million, or 1.5%, compared to the fourth quarter of 2009. Sales improved in laminates, North American wallcovering and performance films while North American coated fabrics, the Asian businesses and European wallcovering declined. Segment Operating Loss was $8.5 million in the fourth quarter of 2010, compared to Segment

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Operating Profit of $3.6 million for the fourth quarter of 2009. Major contributors to the year-over-year operating profit decline during the quarter were higher raw material costs of $7.0 million partially offset by price increases of $2.0 million, non-cash expenses of $3.2 million related to net retirement benefit plan curtailments, $1.2 million of expense related to the strike in Columbus, Mississippi, and unfavorable sales mix.

Laminates and Performance Films had volume increases of almost 15% compared to a year ago and were profitable during the quarter. North American wallcovering generated higher year-over-year sales for the first time since the third quarter of 2008; however operating losses increased due to the strike costs in Columbus, Mississippi and a weaker product mix. On May 20, 2010, the Columbus, Mississippi United Steelworkers Local 748-L voted against ratification of a new contract proposal and subsequently went on strike May 21, 2010. During the fourth quarter, the Company transitioned from contract labor to locally hired replacement workers who are operating the plant effectively along with salaried employees. Strike-related costs peaked in July and have declined significantly since then. In the fourth quarter of 2010, strike-related costs were $1.2 million, compared to $3.9 million in the third quarter of 2010.

For the full year, Decorative Products segment sales were up $18.7 million, or 6.2%, to $318.3 million compared to $299.6 million in 2009. The sales increase was primarily attributable to higher laminate and Thailand coated fabric sales, increased pricing of $4.3 million, and favorable foreign exchange currency translation effects of $4.0 million. Segment Operating Loss in 2010 was $18.0 million, compared to Segment Operating Profit $1.6 million in 2009. Included in the loss for 2010 were $6.2 million of non-cash asset impairment charges related to the Columbus, Mississippi facility, $5.5 million of strike-related costs, $3.2 million of net retirement benefit plan curtailment expenses, and higher raw material costs of $13.3 million which were partially offset by $4.3 million in higher pricing to customers.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Wednesday, January 19, 2011, at 11:00 a.m. ET. Accompanying slides will be posted to the OMNOVA website just prior to the call. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, February 9, 2011. A telephone replay will also be available beginning at 1:00 p.m. ET on January 19, 2011, and ending at 11:59 p.m, ET on February 9, 2011. To listen to the

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telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 186665.

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Non-GAAP and Other Financial Measures

Reconciliation of Segment Sales and Operating Profit (Loss) to Net Sales and Net Income

	Three Months Ended		Year Ended
(Dollars in millions)	November 30,		November 30,
	2010	2009	2010	2009
Performance Chemicals	$131.2	$110.8	$527.9	$396.8
Decorative Products	76.8	78.0	318.3	299.6

Net Sales	$208.0	$188.8	$846.2	$696.4

Segment Operating Profit (Loss)
Performance Chemicals	$17.6	$14.0	$73.3	$48.0
Decorative Products	(8.5)	3.6	(18.0)	1.6
Interest expense	(3.1)	(1.9)	(8.7)	(8.1)
Corporate expense	(15.6)	(3.5)	(28.1)	(13.6)

Income (Loss) Before Income Taxes	(9.6)	12.2	18.5	27.9
Income tax benefit (expense)	91.1	(1.1)	89.4	(1.7)

Net Income	$81.5	$11.1	$107.9	$26.2

Depreciation and amortization	$4.9	$5.7	$20.6	$22.9
Capital expenditures	$5.9	$5.0	$14.8	$10.4

Reconciliation Tables for: (A) Adjusted Segment Operating Profit (Loss), (B) Adjusted Net Income, (C) Adjusted Diluted Earnings Per Share

This Earnings Release includes adjusted segment operating profit (loss), adjusted net income and adjusted diluted earnings per share which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews these adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that this information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the reconciliation tables because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to segment operating profit (loss), net income, diluted earnings per share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The tables below provide the reconciliations of these financial measures to the comparable GAAP financial measures.

(A) Adjusted Segment Operating Profit (Loss) Reconciliation

	Three Months Ended		Year Ended
(Dollars in millions)	November 30,		November 30,
	2010	2009	2010	2009
Performance Chemicals Segment Operating Profit	$17.6	$14.0	$73.3	$48.0
Restructuring and severance	.1	—	.4	.2
Asset impairment	—	—	—	.6
Net retirement benefit plan curtailments	.1	—	.1	.2
RohmNova JV dissolution gain	—	—	(9.7)	—

Total adjustments to Performance Chemicals’ segment operating profit	.2	—	(9.2)	1.0

Performance Chemicals’ Adjusted Segment Operating Profit	$17.8	$14.0	$64.1	$49.0

Decorative Products Segment Operating (Loss) Profit	$(8.5)	$3.6	$(18.0)	$1.6
Restructuring and severance	—	—	.2	1.8
Flood damage	—	.1	—	.6
Asset impairment	—	.5	6.2	.5
Strike-related costs	1.2	—	5.5	—
Net retirement benefit plan curtailments	3.2	(.1)	3.2	(.7)
Other	(.2)	.3	.9	.3

Total adjustments to Decorative Products’ segment operating (loss) profit	4.2	.8	16.0	2.5

Decorative Products’ Adjusted Segment Operating (Loss) Profit	$(4.3)	$4.4	$(2.0)	$4.1

Non-GAAP and Other Financial Measures (Continued)

(B) Adjusted Net Income Reconciliation

	Three Months Ended		Year Ended
(Dollars in millions)	November 30,		November 30,
	2010	2009	2010	2009
Net Income	$81.5	$11.1	$107.9	$26.2
Restructuring and severance(1)	.1	—	.6	2.1
Flood damage(1)	—	.1	—	.6
Asset impairment(1)	—	.5	6.2	1.1
Strike-related costs(1)	1.2	—	5.5	—
Net retirement benefit plan curtailments(1)	3.3	(.1)	3.3	(.9)
RohmNova JV dissolution gain(1)	—	—	(9.7)	—
Other(1)	(1.1)	(.1)	(.1)	(.1)
Acquisition interest related to Senior Notes(2)	1.6	—	1.6	—
Acquisition and integration expenses(2)	2.9	—	5.5	—
Acquisition related foreign currency hedge fair value adjustment(2)	9.2	—	9.2	—
Additional income tax expense(3) *	7.7	—	7.7	—
Tax valuation allowance reversal(3)	(98.2)	—	(98.2)	—

Adjusted Net Income	$8.2	$11.5	$39.5	$29.0

*	The additional income tax expense is the amount of the additional taxes that the Company recorded in the fourth quarter and for the full year which was primarily the result of recording a tax provision without an offsetting valuation allowance causing the effective tax rate to change from 6% to a standard rate of 40%.

Summary of Excluded Items:
(1)Total of other adjustments	$3.5	$.4	$5.8	$2.8
(2)Total of acquisition related items	13.7	—	16.3	—
(3)Total of tax related items	(90.5)	—	(90.5)	—

Total of Excluded Items	$(73.3)	$.4	$(68.4)	$2.8

(C) Adjusted Diluted Earnings Per Share Reconciliation

	Three Months Ended		Year Ended
(Dollars)	November 30,		November 30,
	2010	2009	2010	2009
Diluted Earnings Per Share	$1.80	$.25	$2.40	$.59

Restructuring and severance(1)	—	—	.01	.05
Flood damage(1)	—	—	—	.01
Asset impairment(1)	—	.01	.14	.02
Strike-related costs(1)	.03	—	.12	—
Net retirement benefit plan curtailments(1)	.07	—	.07	(.02)
RohmNova JV dissolution gain(1)	—	—	(.21)	—
Other(1)	(.01)	—	—	—
Acquisition interest related to Senior Notes(2)	.04	—	.04	—
Acquisition and integration expenses(2)	.06	—	.12	—
Acquisition related foreign currency hedge fair value adjustment(2)	.20	—	.20	—
Additional income tax expense(3)	.17	—	.17	—
Tax valuation allowance reversal(3)	(2.18)	—	(2.18)	—

Total Earnings Per Share Impact of Excluded Items	(1.62)	.01	(1.52)	.06

Adjusted Diluted Earnings Per Share	$.18	$.26	$.88	$.65

Summary of Earnings Per Share Impact of Excluded Items:
(1)Total of earnings per share impact of other adjustments	$.09	$.01	$.13	$.06
(2)Total of earnings per share impact of acquisition related items	.30	—	.36	—
(3)Total of earnings per share impact of tax related items	(2.01)	—	(2.01)	—

Total of Earnings Per Share Impact of Excluded Items	$(1.62)	$.01	$(1.52)	$.06

Non-GAAP and Other Financial Measures (Continued)

This press release also includes EBITDA and Adjusted EBITDA which are Non-GAAP Financial Measures as defined by the Securities and Exchange Commission. EBITDA and Adjusted EBITDA are not measurements of a company’s financial performance or condition under GAAP and should not be considered as alternatives to net income, operating income or any other financial performance measures derived in accordance with GAAP or as a measure of a company’s liquidity or financial performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies and, accordingly, are not necessarily comparable to similarly titled measures of other companies and may not be appropriate measures for comparing performance relative to other companies.

Eliokem’s EBITDA is calculated as net income less interest expense, amortization of deferred financing costs, income taxes and depreciation and amortization expense. Eliokem’s Adjusted EBITDA is calculated as Eliokem’s EBITDA less restructuring and severance expenses, asset impairments and other items.

The Company believes EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Management believes that presenting EBITDA and Adjusted EBITDA is useful to investors because these measures are commonly used as analytical indicators to evaluate performance and by management to allocate resources.

Eliokem International Adjusted EBITDA

($ Millions)	LTM November 30, 2010

Net Income	$0.4
Interest expense	16.0
Amortization of deferred financing costs	0.4
Income Tax	2.6
Depreciation & amortization	13.2

EBITDA	32.6
Restructuring & severance	1.1
Other	17.2

Adjusted EBITDA	$50.9

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This press release includes “forward-looking statements” as defined by federal securities laws. These statements, as well as any verbal statements by the Company in connection with this press release, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, financial condition, and accounting policies, among other matters. Words such as, but not limited to, “will’, “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. The occurrence of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely affect the Company’s results and, in some cases, such effect could be material.

All written and verbal forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained herein. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation, and specifically declines any obligation other than that imposed by law, to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Risks and uncertainties that may cause actual results to differ materially from expected results include, among others; the Company’s ability to successfully integrate Eliokem into its operations; the Company’s ability to achieve fully the strategic and financial objectives related to the acquisition of Eliokem, including the acquisition becoming accretive to the Company’s earnings; and unexpected costs or liabilities that may arise from the acquisition, ownership or operation of Eliokem.

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Additional risk factors include: economic trends affecting the economy in general and/or the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; loss of a significant customer; customer and/or competitor consolidation; customer bankruptcy; ability to successfully develop and commercialize new products; a decrease in demand for domestically manufactured products due to increased foreign competition and off-shoring of production; ability to successfully implement productivity enhancement and cost reduction initiatives; unplanned full or partial suspension of plant operations; the Company’s strategic alliance, joint venture, acquisition and integration activities; loss or damage due to acts of war or terrorism, natural disasters, accidents, including fires, floods, explosions and releases of hazardous substances; ability to comply, and cost of compliance with legislative and regulatory changes, including changes impacting environmental, health and safety compliance and changes which may restrict or prohibit certain products and raw materials; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including political unrest and fluctuations in exchange rates of foreign currencies; prolonged work stoppage resulting from labor disputes with unionized workforce; changes in and compliance with pension plan funding obligations; stock price volatility; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters; adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation judgments, settlements or other losses; availability of financing at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to service that debt, including increases in applicable short-term or long-term borrowing rates.

For further information on risks and uncertainties, see the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.

OMNOVA Solutions Inc. is a technology-based company with 2010 sales of $846 million and a workforce of approximately 2,430 employees worldwide. Including the Eliokem acquisition, pro-forma sales for 2010 would be over $1.1 billion with a global workforce of approximately 3,060. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended November 30,		Year Ended November 30,
	2010	2009	2010	2009

Net Sales	$208.0	$188.8	$846.2	$696.4

Cost of goods sold	173.2	144.8	684.8	536.7

Gross Profit	34.8	44.0	161.4	159.7

Selling, general and administrative	25.1	25.6	99.6	99.9
Depreciation and amortization	4.9	5.7	20.6	22.9
Restructuring and severance	.1	.1	.6	2.1
Asset impairment	—	.4	6.2	1.1
Interest expense	3.1	1.9	8.7	8.1
Acquisition and integration expense	2.9	—	5.5	—
Other expense (income), net	8.3	(1.9)	1.7	(2.3)

	44.4	31.8	142.9	131.8

Income (Loss) Before Income Taxes	(9.6)	12.2	18.5	27.9
Income tax (benefit) expense	(91.1)	1.1	(89.4)	1.7

Net Income	$81.5	$11.1	$107.9	$26.2

Income Per Share:
Basic	$1.82	$.25	$2.42	$.59

Diluted	$1.80	$.25	$2.40	$.59

OMNOVA SOLUTIONS INC.

Condensed Balance Sheets

(Dollars in millions, except per share amounts)

	November 30, 2010	November 30, 2009
	(Unaudited)

ASSETS:
Current Assets
Cash and cash equivalents	$75.6	$41.5
Restricted cash	253.1	—
Accounts receivable, net	106.8	105.9
Inventories	45.8	37.5
Deferred income taxes	6.0	—
Prepaid expenses and other	3.5	2.4

Total Current Assets	490.8	187.3

Property, plant and equipment, net	131.5	141.9
Trademarks and other intangible assets, net	5.8	4.4
Deferred income taxes	86.2	1.2
Other assets	11.7	3.2

Total Assets	$726.0	$338.0

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$4.8	$3.3
Accounts payable	88.6	64.4
Accrued payroll and personal property taxes	17.3	16.4
Employee benefit obligations	2.3	2.6
Deferred income taxes	—	.9
Other current liabilities	9.9	4.0

Total Current Liabilities	122.9	91.6

Senior notes	250.0	—
Long-term debt - other	139.4	140.8
Postretirement benefits other than pensions	7.6	8.4
Pension liabilities	73.3	65.4
Deferred income taxes	1.7	.9
Other liabilities	7.7	15.8

Total Liabilities	602.6	322.9

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 45.2 million and 44.5 million shares issued at November 30, 2010 and 2009, respectively	4.5	4.4
Additional contributed capital	318.0	314.1
Retained deficit	(112.0)	(219.9)
Treasury stock at cost; .2 million shares and .1 million at November 30, 2010 and 2009	(1.3)	(.4)
Accumulated other comprehensive loss	(85.8)	(83.1)

Total Shareholders’ Equity	123.4	15.1

Total Liabilities and Shareholders’ Equity	$726.0	$338.0